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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF RUBEN & ARONSON, LLP]

                               September 4, 1998

MTR Gaming Group, Inc.
State Route 2 South
Chester, West Virginia 26034

    Re: MTR Gaming Group, Inc.

Ladies and Gentlemen:

    You have requested our opinion with respect to the public offering and sale by certain selling stockholders (the "Selling Stockholders") of MTR Gaming Group, Inc., a Delaware corporation (the "Company"), pursuant to a Post-Effective Amendment No. 4 on Form S-3 to the Registration Statement on Form S-1 (the "Registration Statement") of up to 103,053 shares of the Company's common stock, $.00001 par value per share (the "Common Stock") and up to 1,542,860 shares of common stock issuable upon exercise of certain of the Company's outstanding warrants (the "Warrants") held by the Selling Stockholders as described in the Registration Statement. Of the 1,645,913 shares of Common Stock, (i) 103,053 shares are outstanding and held by the Selling Stockholders (the "Outstanding Common Shares"), and (ii) 1,542,860 shares (the "Warrant Shares") are issuable upon exercise of the Warrants.

    In connection with this opinion we have examined the Term Loan Agreement, the Amended Term Loan Agreement and the Second Amended Term Loan Agreement between the Company as Guarantor, Mountaineer Park, Inc., a wholly owned subsidiary of the Company, and one of the Selling Stockholders; the Registration Rights Agreement dated as of July 2, 1996 and entered into by and among the Company and one of the Selling Stockholders as subsequently amended as of December 10, 1996 and August 2, 1998 (the "Registration Rights Agreement"); the Warrant Certificates dated July 2, 1996 representing the Warrants; the Company's Certificate of Incorporation, as amended; the Company's By-laws, as amended; records of applicable corporate proceedings of the Company; and such other documents as we have deemed necessary as a basis for the opinion herein expressed including other documents referenced in the Registration Statement. With respect to such examination we have assumed the legal capacity to sign and the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. With respect to factual matters relevant to such opinion, we have relied, without independent verification thereof, upon representations, oral and written, of appropriate executive officers, directors and responsible employees and agents of the Company.

    Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

        1. The Outstanding Common Shares are legally and validly issued, fully paid, and non-assessable.

        2. When issued and paid for in accordance with the Warrants, the Warrant Shares will be legally and validly issued, fully paid and non-assessable shares.

    We consent to the use of our name in the Registration Statement and the related Prospectus under the caption "Legal Matters", and we consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Ruben & Aronson, LLP
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                                          RUBEN & ARONSON, LLP